Exhibit 10.01
GLOBAL ENGINEERED SOLUTIONS KAYDON CORPORATION 315 E. Eisenhower Parkway, Suite 300 Ann Arbor, Michigan 48108 T. 734.747.7025 F. 734.741.9817 WWW.KAYDON.COM

October 5, 2010

Mr. Donald I. Buzinkai 1051 Belmont Road Ann Arbor, Michigan 48104

RE:	Separation Agreement

Dear Mr. Buzinkai:

The purpose of this letter is to confirm the terms under which you are voluntarily leaving the employment of Kaydon Corporation and, in particular, to set forth the understanding we have reached with respect to your obligation to repay Kaydon Corporation for expenses previously paid by Kaydon for your relocation when hired in accordance with the terms of Kaydon’s relocation policy for employees.  Your employment with the Company will cease on October 14, 2010, and you will be paid through October 15, 2010 to compensate you for one day of accrued vacation.

Specifically, you have agreed to pay Kaydon Corporation the sum of $117,212.69 representing the prorated portion of relocation expenses and payments made on your behalf, and signing bonus no later than October 14, 2010.  In exchange for this payment, Kaydon Corporation releases you from any claim for reimbursement of amounts incurred related to your relocation.  This release applies only to Kaydon’s right to recover for relocation expenses and does not affect your obligations under any other agreement with Kaydon Corporation, which remain in full force and effect.

In consideration for Kaydon’s acceptance of the relocation payment specified above and Kaydon’s corresponding release of claims related to the relocation expenses, you knowingly and voluntarily release and forever discharge Kaydon Corporation, and its officers, agents, employees and insurers, from any and all claims, charges, complaints, promises, and contracts (whether oral or written, express or implied from any source), of any nature whatsoever, which you may have at the time you execute this agreement, including, but not limited to:

●
any and all matters arising out of your employment by Kaydon and the cessation of said employment, including, but not limited to, any claims for salary, bonuses, severance pay, or vacation pay, or any alleged violation of federal laws governing employment and employment benefits;

●	the Elliott Larsen Civil Rights Act, MCLA 37.2101 et. seq.; and

●	any other statutory or common law claim.

Mr. Donald I. Buzinkai
October 5, 2010
Page 2.

In addition, you agree not to in any way disparage Kaydon, its officers, agents and employees, in any manner that may be considered to be derogatory or detrimental to the business reputation of Kaydon or any of these individuals.

The parties understand and acknowledge that no rights or claims arising after the execution of this Agreement are waived hereby.

To confirm your agreement to the terms set forth in this letter, please sign and date the attached copy of this letter and return it to me.

Sincerely,

KAYDON CORPORATION

/s/ Peter C. DeChants
Peter C. DeChants
Sr. Vice President, Chief Financial Officer
And Treasurer

I hereby accept the terms of this letter:

/s/ Donald I. Buzinkai
Donald I. Buzinkai

Date:  October 5, 2010